UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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VULCAN MATERIALS COMPANY

(Name of Registrant as Specified in its Charter)

MARTIN MARIETTA MATERIALS, INC.

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Set forth below are excerpts from the Martin Marietta Materials, Inc. earnings release conference call on May 1, 2012, which excerpts relate to the proposed business combination of Martin Marietta Materials, Inc. and Vulcan Materials Company:

EXCERPT 1:

C. Howard Nye – Martin Marietta Materials, Inc. — President, Chief Executive Officer & Director

Our quarterly earnings also reflect expenses related to our proposed business combination with Vulcan Materials Company. Excluding the $0.34 per diluted share effect of these expenses and the $0.17 loss per diluted share of the newly acquired operations, our adjusted loss per diluted share improved 23% to $0.30 versus the first quarter of 2011’s loss per diluted share of $0.39.

EXCERPT 2:

C. Howard Nye – Martin Marietta Materials, Inc. — President, Chief Executive Officer & Director

While focusing on operating our business, we also continue to pursue a business combination with Vulcan Materials. Accordingly, several related developments are ongoing. First, we’re working with the Department of Justice on its regulatory review and to narrow the issues remaining to be discussed. To date, we’re pleased with the progress in this aspect of the proposed transaction and are optimistic that we will resolve the outstanding issues around mid-May.

Additionally, we’ve completed a bench trial in the Delaware Chancery Court related to certain aspects of the exchange offer and are awaiting the Chancellor’s ruling. We’re also proceeding with our nomination of four independent directors to the Vulcan Board at its Annual Meeting scheduled for June 1. We believe Vulcan shareholders deserve committed directors that act in their best interest, viewing our offer through an independent lens. As expected, our multiple efforts have financial ramifications. And for the quarter, we incurred $26 million in business development expenses. We continue to believe the combination of our company with Vulcan provides a compelling opportunity to enhance value for shareholders of both companies and are steadfastly committed to making this transaction a reality.

EXCERPT 3:

C. Howard Nye – Martin Marietta Materials, Inc. — President, Chief Executive Officer & Director

As a reminder, our expectations for 2012 assume Martin Marietta Materials on a standalone basis and do not consider any effects that would flow from the proposed combination of Martin Marietta and Vulcan Materials.

EXCERPT 4:

Todd Vencil – Sterne, Agee & Leach, Inc.

Excellent, and then final one for me. If we think about the Vulcan bid and the conversations that you’re having with them, you gave us an update and some timing on that. I appreciate that. I think this is one of the bigger issues that people see around the deal. Can you talk about how that’s going relative to expectations, or is it just too soon for that?

C. Howard Nye – Martin Marietta Materials, Inc. — President, Chief Executive Officer & Director

You know what, Todd, it’s probably too soon for that. I do think we’ll have resolution to that here in the not too distant future. And of course, part of what you look for is to see if you feel like you’re running into any remarkable surprises. We’ve done our homework on this. We feel like we understand it very well. And again, we’re comfortable with where we are. I know people want an answer to that. And we want to give you that and we’re working hard on it right now.

EXCERPT 5:

Kathryn Thompson – Thompson Research Group LLC

Okay. I think you guys – you said that at one point in time you might have a DOJ update by the end of April. Is there any color you can pass on that today?

C. Howard Nye – Martin Marietta Materials, Inc. — President, Chief Executive Officer & Director

No. Kathryn, I think what I said in my prepared remarks is really where I need to be on that, and that is we’re pleased with the progress that we’re making going through DOJ. We continue to have dialogue with them. And when we said we thought we’d have something around mid-May, it’s May 1, so we’re talking couple of weeks at this time.

EXCERPT 6:

Robert Wetenhall – RBC Capital Markets Equity Research

Good afternoon. I’m just following up on Kathryn’s question. You guys had issued a press release saying that – I’m just trying to make sure I got my facts right, looking for some clarification. I think you guys had stated that you were looking to get in the second half of April from the DOJ investigating staff a consent order. And barring that consent order, you wouldn’t seek to close the Vulcan transaction prior to mid-August. So are you telling us that hasn’t happened, so you’re looking to close the deal after August?

C. Howard Nye – Martin Marietta Materials, Inc. — President, Chief Executive Officer & Director

I don’t think that’s what we’re saying at all. I think what we’re trying to say in the timing agreement is clearly we are working with DOJ on what I think with most of you is a very expedited basis. And I think DOJ and we continue to approach it in that fashion. And I guess what we’re saying now is we think we might be a couple of weeks later than we thought we would have been before. I think that’s really it, Bob.

Robert Wetenhall – RBC Capital Markets Equity Research

So same trajectory in terms of your original objectives.

C. Howard Nye – Martin Marietta Materials, Inc. — President, Chief Executive Officer & Director

That is certainly our aim, correct.

EXCERPT 7:

Garik Shmois – Longbow Research LLC

Okay, great, and then just one more question related to the Vulcan bid. You’ve taken on about $40 million of costs associated with business development expenses. I’m just wondering how much more cost do you expect to be incurred. Do you think you’ve seen most of it at just this point? I guess is there a point if costs do continue to accelerate, then your view of the deal would change?

C. Howard Nye – Martin Marietta Materials, Inc. — President, Chief Executive Officer & Director

We obviously watch that very carefully, and this is something that we feel very deeply and feel very strongly about. We’ve been clear about it. We knew it would not be an inexpensive process, and we were right on that.

Here is what I would tell you with respect to the quarter though, Garik. We had a full trial. We had a full trial in Delaware. We had all the discovery that leads up to a full trial in Delaware. We had depositions, and we had a full employment act for lawyers. That’s the best way we can describe it. And I know lawyers have to eat too, but I wish they weren’t eating quite so much right now. So hopefully, we have seen the worst of that for a while.

Garik, this is a deal that needs to happen. It’s a deal that I feel incredibly strongly about, as I’m sure you can tell from the financials and from what I’ve said. I feel good about what we’re trying to do. I don’t feel good about the way that we’re having to do it. The fact is these are two companies that ought to be together. We ought to be working together to do something great. We ought to be finding ways to bring two teams together and take the best of the best and have something that in every respect is world class. That’s what I want to see. I believe that’s what shareholders want to see. I don’t want to spend money this way. I don’t think it’s constructive, but we do believe in this transaction. And I know I got a little preachy on you, I apologize for that, but you can tell I feel strongly about it.

Garik Shmois – Longbow Research LLC

Understood, and just I’d like to sneak one more in; any update with respect to potential litigation in the other states outside of Delaware?

C. Howard Nye – Martin Marietta Materials, Inc. — President, Chief Executive Officer & Director

You know what, obviously, we’re waiting for the chancellor in Delaware. There is very little activity underway in the Alabama litigation right now. There is some activity in New Jersey. There’s not an enormous amount of activity in New Jersey. The prime areas of activity that’s going on in New Jersey right now are efforts to stop us from moving forward with our independent nominees. And sadly, we anticipated that would probably be the case. But it’s the level of activity that’s going on there from a comparative basis I would tell you does not touch the process that we went through in Delaware.

EXCERPT 8:

Adam Rudiger – Wells Fargo Securities LLC

And I’m not sure how you’ll be able to talk about this question or not. But going back to the DOJ, how should investors think about the risk of value destruction associated with a forced asset sale? And what I’m most curious to hear your opinion about is the long-haul networks where quarries and sales yards might be hundreds of miles away, and where the addressable market isn’t going to be just the typical 30-mile truck ship radius where there could be a much more significant addressable market.

C. Howard Nye – Martin Marietta Materials, Inc. — President, Chief Executive Officer & Director

You know what, I guess it’s a practical matter. There is probably not, in this context, a big difference between a local market and a distance market. You’ve clearly got – that’s simply the way some of these markets work. The thing that I guess I take the most comfort in with respect to it, Adam, is number one, I continue to feel confident in our analysis. Number two, we’ve taken a lot of calls and continue to hear from a lot of people who very much want to have some meaningful dialogue with us on this when we’re successful. So I think the number of buyers who are going to be there will be high. I think their level of interest will be considerable, and I don’t candidly look at the long-haul or a local market in this context remarkably differently.

EXCERPT 9:

Trey Grooms – Stephens, Inc.

That’s encouraging news. Last question is I guess for Anne. But looking at the cost savings that you guys have identified with this potential Vulcan merger, it started off $200 million to $250 million, and it was pretty detailed what was behind that number. But I think in some of the stuff in Delaware, the number that was kicked around was $300 million or $330 million. Can you talk about what’s behind that bigger number, and is it just each of these boxes or categories are bigger, or is there something else there, if you can just give us a little clarity on that, please?

Anne Lloyd – Martin Marietta Materials, Inc. — Executive Vice President, Chief Financial Officer and Treasurer

Trey, I think our view on the synergy value is still that we’re in the $200 million – $250 million range that we originally came out with, with our proposal. We believe that that is a valid target for us to set out in this combination.

C. Howard Nye – Martin Marietta Materials, Inc. — President, Chief Executive Officer & Director

Trey, the prime – and that’s the key to that. Anne said it right. It’s all around the notion of the combination. It’s not going through single buckets here or there. It’s taking a look at what SG&A looks like. It’s going through the operating efficiencies, taking a look on what can be done from a purchasing perspective. But it’s all driven by the concept of the combination.

Anne Lloyd – Martin Marietta Materials, Inc. — Executive Vice President, Chief Financial Officer and Treasurer

And we’ve always approached it in a range mentality out of those three major buckets, Trey.

EXCERPT 10:

C. Howard Nye – Martin Marietta Materials, Inc. — President, Chief Executive Officer & Director

. . . With respect to those initiatives, we know you’re waiting for clarity regarding both the Delaware litigation and the DOJ regulatory review. And in that regard, May should be a busy month as we continue to pursue the business combination with Vulcan. Later today, we will release and file an updated presentation outlining our most current view of the proposed transaction, and we’ll continue to keep you updated as appropriate.

There is undeniable strategic and industrial logic in the combination of Martin Marietta and Vulcan. However, Vulcan seems to continue to fundamentally mischaracterize our proposal, ignore its own inflated trading multiple, and set unrealistic expectations for the relative timing and extent of their recovery.

We do want a make a few points clear. Our stock-for-stock combination proposal does not cash out Vulcan shareholders. Instead, it does provide Vulcan shareholders an approximately 58% continuing ownership in a stronger entity with an immediately derisked balance sheet, meaningful dividend restoration, shared synergies through a more realistic view of near-term economic recovery, and shared upside through the economic cycle. Our stock-for-stock combination proposal does not undervalue Vulcan. Instead, it does provide a tax-free combination. And in fact, it values Vulcan at approximately 17 times its projected 2012 EBITDA. Finally, our stock-for-stock combination proposal does not exploit cyclical lows. Instead, it does underscore our belief that Vulcan’s share price given its current trading multiple already reflects expected economic recovery.

Martin Marietta continues to outperform Vulcan in nearly every relevant measure. During the quarter, we had stronger aggregate pricing growth, grew net sales at a faster rate, and generated stronger absolute margins than Vulcan. We continue to operate with what we believe are industry leading SG&A levels as a percentage of the net sales and, again, set quarterly records in our Specialty Products business.

It does all come down to value and we believe both Martin Marietta and Vulcan’s shareholders stand to benefit from this powerful combination. Vulcan shareholders have an opportunity to send a strong message to their Board by electing Martin Marietta’s independent nominees to the Vulcan Board and support the transaction for their shareholders. We ask you to please do so.

Cautionary Note Regarding Forward-Looking Statements

This transcript may include “forward-looking statements.” Statements that include words such as “anticipate,” “expect,” “should be,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements. All statements in this transcript, other than those relating to historical information or current conditions, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Martin Marietta’s control, which could cause actual results to differ materially from such statements. Risks and uncertainties relating to the proposed transaction with Vulcan include, but are not limited to: Vulcan’s willingness to accept Martin Marietta’s proposal and enter into a definitive transaction agreement reasonably satisfactory to the parties; Martin Marietta’s ability to obtain shareholder, antitrust and other approvals on the proposed terms and schedule; uncertainty as to the actual premium that will be realized by Vulcan shareholders in connection with the proposed transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; Martin Marietta’s ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; Martin Marietta’s ability to promptly and effectively integrate the businesses of Vulcan and Martin Marietta; the combined company’s ability to pay dividends in the amounts anticipated; a downgrade of the credit rating of Vulcan’s indebtedness, which could give rise to an obligation to redeem Vulcan’s existing indebtedness; the potential implications of alternative transaction structures with respect to Vulcan, Martin Marietta and/or the combined company, including potentially requiring an offer to repurchase certain of Martin Marietta’s existing debt; the implications of the proposed transaction on certain of Martin Marietta’s and Vulcan’s employee benefit plans; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional risks and uncertainties include, but are not limited to: the performance of the United States economy; decline in aggregates pricing; the inability of the U.S. Congress to pass a successor federal highway bill; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets that Martin Marietta and Vulcan serve; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by Martin Marietta and Vulcan; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply Martin Marietta’s and Vulcan’s long haul distribution markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by Martin Marietta’s dolomitic lime products; inflation and its effect on both production and interest costs; Martin Marietta’s ability to successfully integrate acquisitions and business combinations quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with Martin Marietta’s leverage ratio debt covenants; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase Martin Marietta’s and/or Vulcan’s tax rate; violation of Martin Marietta’s debt covenant if price and/or volumes return to previous levels of instability; a potential downgrade in the rating of Martin Marietta’s or Vulcan’s indebtedness; downward pressure on Martin Marietta’s or Vulcan’s common stock price and its impact on goodwill impairment evaluations; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; healthcare costs; the amount of long-term debt and interest expense; changes in interest rates; volatility in pension plan asset values which may require cash contributions to pension plans; the impact of environmental clean-up costs and liabilities relating to previously divested businesses; the ability to secure and permit aggregates reserves in strategically located areas; exposure to residential construction markets; and the impact on the combined company (after giving effect to the proposed transaction with Vulcan) of any of the foregoing risks, as well as other risk factors listed from time to time in Martin Marietta’s and Vulcan’s filings with the SEC.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere, including the Risk Factors section of the Registration Statement and our most recent report on Form 10-K, and any other documents of Martin Marietta and Vulcan filed with the SEC. Any forward-looking statements made in this transcript are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information

This transcript relates to the Exchange Offer by Martin Marietta to exchange each issued and outstanding share of common stock of Vulcan for 0.50 shares of Martin Marietta common stock. This transcript is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, shares of Vulcan common stock, nor is it a substitute for the Tender Offer Statement on

Schedule TO or the preliminary prospectus/offer to exchange included in the Registration Statement on Form S-4 (the “Registration Statement”) (including the letter of transmittal and related documents and as amended and supplemented from time to time, the “Exchange Offer Documents”) initially filed by Martin Marietta on December 12, 2011 with the SEC. The Registration Statement has not yet become effective. The Exchange Offer will be made only through the Exchange Offer Documents. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND ALL OTHER RELEVANT DOCUMENTS THAT MARTIN MARIETTA HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

In connection with the solicitation of proxies for Vulcan’s 2012 annual meeting of shareholders (the “Vulcan Meeting”), Martin Marietta filed a definitive proxy statement on April 25, 2012 (the “Vulcan Meeting Definitive Proxy Statement”) with the SEC. The Vulcan Meeting Definitive Proxy Statement and accompanying proxy card will be mailed to the shareholders of Vulcan. Martin Marietta also intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with its solicitation of proxies for a meeting of Martin Marietta shareholders (the “Martin Marietta Meeting”) to approve, among other things, the issuance of shares of Martin Marietta common stock pursuant to the Exchange Offer (the “Martin Marietta Meeting Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE VULCAN MEETING DEFINITIVE PROXY STATEMENT, THE MARTIN MARIETTA MEETING PROXY STATEMENT AND OTHER RELEVANT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

All documents referred to above, if filed, will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Morrow & Co., LLC at (877) 757-5404 (banks and brokers may call (203) 658-9400).

Martin Marietta, its directors and executive officers and the individuals nominated by Martin Marietta for election to Vulcan’s Board of Directors are participants in any solicitation of proxies from Vulcan shareholders for the Vulcan Meeting or any adjournment or postponement thereof. Martin Marietta, its directors and executive officers are participants in any solicitation of proxies from Martin Marietta shareholders for the Martin Marietta Meeting or any adjournment or postponement thereof. Information about the participants, including a description of their direct and indirect interests, by security holdings or otherwise, is available in the Registration Statement, the proxy statement for Martin Marietta’s 2012 annual meeting of shareholders, filed with the SEC on April 18, 2012, and the Vulcan Meeting Definitive Proxy Statement, or will be available in the Martin Marietta Meeting Proxy Statement, as applicable.